Exhibit 5.1
[Letterhead of The Goodyear Tire & Rubber Company]
May 9, 2007
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     I am the Associate General Counsel and Assistant Secretary of The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and am rendering the opinion set forth below in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to the offer, issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of shares of the Company’s common stock, without par value (the “Shares”).
     I, or members of my staff, have reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
     Based upon the foregoing, I am of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and fix or otherwise determine the consideration to be received for the Shares, and (iii) the Shares with terms so fixed have been issued and sold by the Company against payment therefore in accordance with such corporate action and as contemplated in the Registration Statement, and assuming compliance with all applicable Federal and state securities laws, the Shares will be legally issued, fully paid and non-assessable.
     I am a member of the bar of the State of Ohio. In rendering the foregoing opinion, the examination of law referred to above has been limited to, and I express no opinions as to matters under or involving any laws other than, the laws of the State of Ohio.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bertram Bell
Bertram Bell